Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 22, 2023 (except for note 4, as to which the date is December 18, 2023) with respect to the consolidated financial statements of Orca Holdings Limited contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton UK LLP

Grant Thornton UK LLP

London, England

December 19, 2023